EXHIBIT 10.1

SELECTIVE SEVERANCE PROGRAM
NOTIFICATION LETTER

To: Karen Narwold	Date: March 27, 2006
Wilmington, DE

        Due to the GrafTech Corporate LOB relocation, your position has been restructured and relocated. Your employment with the Company will terminate on June 30, 2006. Between April 30, 2006 and June 30, 2006, you will not be required to report to the office except upon mutual agreement with the Company.

        As a result, you are eligible for a severance allowance and other benefits under UCAR Carbon’s Selective Severance Program (“Program”).

        If you elect to participate in the Selective Severance Program, you will be eligible for Program benefits as follows:

o	A severance allowance provided — equal to 12 month’s pay.

o	Severance payments under this Program will be made on all regular paydays occurring on or before March 15, 2007, provided, however, that on or before March 15, 2007 you will be paid a lump sum payment equal to the then unpaid severance allowance, reduced to reflect a discount for accelerating the payment of severance that otherwise would have been paid after March 15, 2007, computed as of the date of payment using a 7.19% annual interest rate.

o	The amount payable will be calculated on the basis of your base salary in effect on the date your employment terminates, including extended hours pay and shift differential, if any, but excluding all overtime premiums and variable pay.

o	One third (i.e., 16,667 shares) of the restricted stock granted to you in August 2005 shall be fully vested effective as of the last day of your employment, but in no event later than June 30, 2006.

o	The “Frozen Non-Qualified Benefit” (as defined in the UCAR Carbon Compensation Deferral Plan (“Deferral Plan”) shall be paid to you on the last day of your employment, but in no event later than June 30, 2006. If the distribution of the Frozen Non-Qualified Benefit is affected by Section 409A of the Internal Revenue Code, to the extent you incur an excise tax or other penalty in relation thereto, the Company will hold you harmless (on an after-tax basis) therefrom.

o	Medical coverage for you and your dependents — since you are not eligible to retire, you will be permitted to continue group medical coverage for up to twelve (12) months under the same premium arrangements as active employees and for an additional six (6) months at COBRA rates, or until eligible for coverage under another group plan or until re-employed, if earlier. The continuation of medical coverage for employees terminated under SSP will be coordinated with applicable state and federal laws. Any such continuation of medical coverage will be included as part of the continuation of benefits under the Comprehensive

Omnibus Budget Reconciliation Act (COBRA). Basic Life Insurance will continue for six (6) months at no cost to you. After six months, you may convert the group life policy to a private policy.

o	Dental coverage for you and eligible dependents — you will be permitted to continue group dental coverage for up to twelve (12) months under the same premium arrangements as active employees and for an additional six (6) months at COBRA rates, or until eligible for coverage under another group plan or until re-employed, if earlier. The continuation of dental coverage for employees terminated under SSP will be coordinated with applicable state and federal laws. Any such continuation of dental coverage will be included as part of the continuation of benefits under the Comprehensive Omnibus Budget Reconciliation Act (COBRA).

o	Life Insurance coverage for retirees and for employees not eligible to retire under this Program will not include active employee disability provisions.

o	Outplacement Service is available. Please inform your manager, at the time you sign the release, if you are interested in this benefit.

        Eligibility for the above benefits is subject to the following:

o	You are expected to work through April 30, 2006, or such later date as mutually agreed between you and the Company; provided, however, that such date shall not be later than June 30, 2006. In the event that the Company hires your successor prior to June 30, 2006 and requests that you cease work at that time, the Company will continue to pay you your base salary as an employee of the Company through June 30, 2006.

o	You must execute the attached Release witnessed by your manager and return it to your manager NO LATER THAN April 30, 2006, which is approximately forty-five (45) days after you receive this letter and the Release. You are advised to review the Release with an attorney.

        You will not receive Program benefits if you:

o	Terminate employment voluntarily prior to the designated last day of work. In such case, you will be considered a Voluntary Quit and not eligible for this Program’s or any other program’s severance benefit.

o	Are discharged for unsatisfactory work performance.

o	Do not sign the Release or elect in writing to revoke the Release within seven (7) calendar days after its execution.

        After you have executed the Release and begin to receive Program benefits, those benefits will immediately cease if you are employed prior to the expiration of the Program benefits by any business or affiliate owned by GrafTech International Ltd.

        The cessation of Program benefits for either reason stated above will not affect the continued validity and enforceability of the Release.

        If you elect not to participate in the Selective Severance Program described above, you will remain eligible for other benefits prescribed by law.

GRAFTECH INTERNATIONAL LTD. By: /s/ Craig S. Shular Craig S. Shular President and CEO GrafTech International Ltd.

SELECTIVE SEVERANCE PROGRAM RELEASE

        In consideration, but subject to my receipt, of Selective Severance Program benefits as described in the Selective Severance Program Notification Letter (“Notification Letter”) to me dated March 27, 2006 and the execution of the Addendum to this Release, I release and discharge UCAR Carbon Company Inc. (the “Company”), its parents and subsidiaries, and its and their successors, directors, officers, employees and agents (collectively, the “Releasees”) from all claims and causes of action whatsoever (whether known or unknown) arising out of my employment or separation from employment (“Claims”) as of the date of this Release. Claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act (“ADEA”) and other federal, state, and local laws prohibiting age, race, sex, religious, national origin, disability or other unlawful discrimination. I am not releasing claims for my pension, deferred compensation and other benefits payable in the ordinary course and not granted me under the Selective Severance Program. I hereby acknowledge and agree that, by accepting any portion of the Selective Severance Program benefits described in the Notification Letter at any time on or after the effective date of the termination of my employment, the release and discharge of the Releasees from all Claims is renewed and restated effective as of such effective date.

        I understand that, if I later assert any claim or cause of action covered by this Release, I will forfeit all the Selective Severance Program benefits and must reimburse the Company for all such benefits received. I agree to further reimburse the Company for all reasonable attorneys’ fees and costs it incurs to obtain such reimbursement. I understand that this forfeiture of benefits and reimbursement provision does not apply to any claim or cause of action under the ADEA.

        I agree that, when reasonably requested to do so by the Company, I will cooperate in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents that took place during the term of my employment, to the extent permitted by my new employer. I acknowledge that such cooperation may include, without limitation, appearances in court or discovery proceedings. I understand that, if I fail to so cooperate with the Company, I will forfeit all the Selective Severance Program benefits and must reimburse the Company for all such benefits received. If the Company makes such a request, I understand that the Company will reimburse me for reasonable travel, lodging, meal and similar out-of-pocket expenses, and lost pay if any, incurred by me (and that are not reimbursed or paid by a third party) in connection therewith upon submission of appropriate supporting documentation.

        I have carefully read and fully understand all the provisions of the Notification Letter and this Release, and I have signed this Release knowingly and voluntarily. I acknowledge that I have been given at least forty-five (45) days to review and consider this Release and accompanying material, that I have been advised to consult with an attorney, that I have had any questions answered to my satisfaction, and have not relied upon any representation or statement, written or oral, not set forth in this Release or the Notification Letter. I acknowledge that this Release and the Notification Letter contain the entire understanding between the Company and me and supersedes all prior agreements and understandings, if any, regarding the subject matter of this Release and the Notification Letter. If any provision of this Release is deemed to be invalid, the remainder of the release is enforceable in all other respects.

        I acknowledge receipt of Attachment A, which contains additional information regarding those eligible and those not selected for the Selective Severance Program benefits due to the GrafTech Corporate LOB restructuring and initiative to reduce overhead costs.

        Finally, I understand that I can revoke this Release, but only by doing so in writing within a period of seven (7) calendar days following its execution.

March 28, 2006	/s/ Karen G. Narwold
——————————————————	——————————————————
Date	Signature of Employee

Karen G. Narwold
——————————————————
Print Name of Employee

/s/ Edward Yocum
——————————————————
Witness

IF YOU HAVE QUESTIONS CONCERNING THE SELECTIVE SEVERANCE PROGRAM BENEFITS OFFERED TO YOU OR THIS RELEASE, YOU MAY WISH TO CONSULT YOUR BENEFITS ADMINISTRATOR, TAX CONSULTANT, AND/OR ACCOUNTANT BEFORE YOU SIGN IT. SIGNING THIS DOCUMENT WAIVES CERTAIN LEGAL RIGHTS, AND YOU ARE THEREFORE ALSO ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING IT.

ATTACHMENT A

        UCAR Carbon Company Inc. (“UCAR Carbon”) hereby informs you that you will be released from employment with the company due to the GrafTech Graphite Corporate LOB restructuring and initiative to reduce overhead costs and thereby improve the cashflow of the global organization during 2006. You are eligible for a severance allowance and other benefits under the Selective Severance Program. The following information is provided to you in accordance with law.

(a)	Severance has been offered to the employees of UCAR Carbon whose employment is being terminated as a result of the GrafTech Corporate LOB restructuring and initiative to reduce overhead costs and thereby improve the cashflow of the global organization.

(b)	The eligibility factors for severance are as follows: you must be an employee of UCAR Carbon whose employment is being terminated as a result of the restructuring.

(c)	The time limits are as follows: you must submit a signed Agreement no later than April 30, 2006.

(d)	The job titles and ages of all individuals who were and were not selected for termination and offered Selective Severance Program benefits for signing a Release are as follows:

Job Title	Selected	Not Selected	Age

General Counsel	1	0	46

ADDENDUM TO SELECTIVE SEVERANCE PROGRAM RELEASE

Terms used in this Addendum (the “Addendum”) to the Selective Severance Program Release (the “Release”) and not otherwise defined herein shall have the meaning ascribed to such term in the Release.

1.	UCAR Carbon Company Inc. (the “Company”) agrees, on behalf of itself and the Releasees, that, upon the execution of the Release by Karen Narwold (“Employee”), the Releasees hereby waive any claims (asserted or non-asserted) that the Releasees may have against Employee, arising out of Employee’s employment, including any claims the Releasees may have under any contract or under any federal, state, or local statute, regulation, rule, ordinance or order or under any theory of fiduciary duty, agency or tort law.

2.	As an inducement to Employee to enter into the Release, the Releasees release, acquit and forever discharge Employee from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, which any of the Releasees now has, owns, holds or claims to have, own or hold, from the beginning of time until the date hereof, against the Employee. The Company hereby acknowledges and agrees, on behalf of itself that, by Employee’s accepting any portion of the Selective Severance Program benefits described in the Notification Letter at any time on or after the effective date of the termination of the Employee’s employment, this release and discharge of Employee is renewed and restated effective as of such effective date. Notwithstanding anything herein to the contrary, the Releasees do not waive or release any claims with respect to the right to enforce the Release and this Addendum.

3.	Employee hereby represents and warrants that, to the best of the knowledge of Employee after reasonable due inquiry, there are no material outstanding, threatened or potential claims that the Company has or may have against Employee that are being waived or release under this Addendum. Employee further acknowledges and agrees that, by accepting any portion of the Selective Severance Program benefits described in the Notification Letter at any time on or after the effective date of the termination of Employee’s employment, this representation and warranty is renewed and restated effective as of such effective date.

4.	Employee represents and warrants that she has not commenced or caused to be commenced any civil action or administrative proceedings against the Company and agrees that she will not cause such civil action or administrative proceedings to be commenced in the future for any matter within the scope of the Release and this Addendum. Notwithstanding anything herein to the contrary, Employee does not waive or release any claims with respect to the right to enforce her right to the benefits under the terms of the Selective Severance Program and this Addendum to the Release.

5.	This Addendum will be effective only upon the expiration of the 7 calendar day revocation period provided to the Employee in the last paragraph of the Release.

The Company or its affiliates (and their respective successors) shall continue to cover Employee under the directors and officers insurance policy or policies of the Company or its affiliate, in the same manner and to the same extent as active officers of GrafTech International Ltd. (or its successor) are covered by such policy or policies and to indemnify and advance expenses to Employee in accordance with Article V of the Amended and Restated By-Laws of GrafTech International Ltd., attached hereto as Appendix A, for claims made prior to the later of March 31, 2012 or the applicable statute of limitations.

UCAR Carbon Company Inc. /s/ C. S. Shular Craig S. Shular CEO & President	/s/ Karen G. Narwold Karen Narwold

March 20, 2006 Date	March 28, 2006 Date

Appendix A to Addendum

Article V of the GrafTech International Ltd. By-Laws

INDEMNIFICATION

Section 1. Indemnification.

(a)	Each person who is or was made a party or is threatened to be made a party to, or is or was involved (including, without limitation, involvement as a witness) in, any action, suit or proceeding, whether civil (including, without limitation, arbitral), criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, employee, agent or trustee of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise (including, without limitation, a direct or indirect subsidiary of the Corporation and an employee benefit plan of the Corporation or any of its subsidiaries), whether the basis of such proceeding is alleged action or inaction in an official capacity as an officer or director or in any other capacity while so serving, shall be indemnified by the Corporation for and held harmless by the Corporation from and against, to the fullest extent authorized by the Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the Law prior to such amendment permitted the Corporation to provide), all expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

(b)	Such right to indemnification shall include the right of such a director, officer, partner, member, manager, employee, agent or trustee to be paid the expenses incurred in preparing for, participating (including, without limitation, participation as a witness) in, defending and settling or otherwise resolving a proceeding (collectively called the “defense of a proceeding”) in advance of its final disposition to the fullest extent authorized by the Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the Law prior to such amendment permitted the Corporation to provide); provided, however, that, if the Law requires, the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer of the Corporation, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation. Such an undertaking shall not and shall not be deemed to require repayment if such director or officer is entitled to be indemnified by the Corporation for any reason or on any basis. No collateral shall be required to secure performance by such person of his obligations under such an undertaking. An undertaking delivered to the Corporation shall be sufficient regardless of the prospective ability of the person delivering such undertaking to perform his obligations thereunder.

(c)	Such right to indemnification may be granted to any other employee or agent of the Corporation or its subsidiaries if, and to the extent, authorized by the Board, the Chief Executive Officer (or, if the position of Chief Executive Officer is vacant, the President) or the General Counsel.

(d)	If a claim under this Article V is not paid in full by the Corporation within thirty (30) days after a written demand therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid all expenses of prosecuting such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in the defense of a proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel to the Corporation or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Law nor an actual determination by the Corporation (including the Board, independent legal counsel to the Corporation or the stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to such suit or create a presumption in such suit that the claimant has not met the applicable standard of conduct.

Section 2. Indemnification Not Exclusive.

        The indemnification of any person under this Article V, or the right of any person to indemnification under this Article V, shall not limit or restrict in any way the power of the

Corporation to indemnify or pay expenses for such person in any other manner permitted by law or be deemed exclusive of, or invalidate, any other right which such person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 3. Successors.

        The right of any person to indemnification under this Article V shall (i) survive and continue as to a person who has ceased to be such an officer, director, partner, member, manager, employee, agent or trustee, (ii) inure to the benefit of the heirs, distributees, beneficiaries, executors, administrators and other legal representatives of such person, (iii) not be impaired, eliminated or otherwise adversely affected after such cessation due to any action or inaction by the Corporation, the Board or the stockholders (including, without limitation, amendment of these By-Laws (including, without limitation, a modification or repeal of this Article V) or the Certificate of Incorporation or a merger, consolidation, recapitalization, reorganization or sale of assets of the Corporation or any of its subsidiaries), with respect to any claim, proceeding or suit which arose or transaction, matter, event or condition which occurred or existed before such cessation, (iv) be a contract right, enforceable as such, and (v) be binding upon all successors of the Corporation.

        For purposes of this Article V, a “successor” of the Corporation includes (i) any person who acquires a majority of the assets or businesses of the Corporation and its subsidiaries (on a consolidated basis) in a single transaction or a series of related transactions, (ii) any person with whom the Corporation merges or consolidates (unless the Corporation is the survivor of such merger or consolidation) and (iii) any person who is the ultimate parent of any person with whom the Corporation merges or consolidates where the Corporation is the survivor of such merger or consolidation (unless the person with whom the Corporation merges or consolidates was, prior to such merger or consolidation, more creditworthy and had a larger market capitalization than the Corporation prior to such merger or consolidation). For purposes of the preceding sentence, “merger,” “consolidation” and like terms shall include binding share exchanges and similar transactions.

        The Board shall, as a condition precedent to any transaction described in the preceding paragraph, require the successor to irrevocably and unconditionally assume the obligations contemplated by this Article V.

Section 4. Insurance.

        The Corporation may purchase and maintain insurance on behalf of any person who is or was such an officer, director, partner, member, manager, employee, agent or trustee against any liability asserted against such person as such an officer, director, partner, member, manager, employee, agent or trustee or arising out of such person’s status as such an officer, director, partner, member, manager, employee, agent or trustee, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V or applicable law.

        The Corporation shall not, without prior approval of the Board (and, as to each director and executive officer of the Corporation who ceased to be a director or executive officer within three (3) years prior to the effective date thereof, the prior approval of each such director and executive officer), reduce or eliminate in any material respect, or fail to renew, any such insurance then in effect. A reduction in insurance includes, without limitation, an increase in deductibles or co-payments, a reduction in the aggregate amount of insurance or an addition of exclusions from coverage or other reduction in scope of coverage.

Section 5. Definition of Certain Terms.

(a)	For purposes of this Article V: references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; any service as a director, officer, fiduciary, employee or agent of the Corporation or any of its subsidiaries which imposes duties on, or involves services by, such director, officer, fiduciary, employee or agent with respect to an employee benefit plan, its trusts, its participants or its beneficiaries (including, without limitation, service as a member of any committee that manages, administers or performs similar functions with respect to any employee benefit plan, trust, participant or beneficiary) shall be deemed to be service covered by Section 1(a) of this Article V; references to “indemnification” and like terms shall include holding harmless and payment of expenses as provided herein; and references to “proceedings” included all related appeals of any kind.

(b)	For the purposes of this Article V and the Law, a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, its trusts, its participants or its beneficiaries shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation.”

(c)	For the purposes of this Article V: references to “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, expert fees, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with the defense of a proceeding or prosecution of a suit, all costs relating to any appeal bond and all federal, state, local or foreign taxes, charges, duties and similar imposts and assessments incurred or assessed as a result of the actual or deemed receipt of any expenses under this Article V; and references to “liabilities and losses” shall include judgments, fines, amounts paid or to be paid in settlement, and assessments, and all federal, state, local or foreign taxes, charges, duties and similar imposts and assessments incurred or assessed as a result of the actual or deemed receipt of any liabilities or losses under this Article V.